                                 SCHEDULE 14(A)
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
Preliminary Proxy Statement      [ ]          Confidential For Use of the
Definitive Proxy Statement       [x]          Commission Only [ ]
Definitive Additional Materials  [ ]          (as permitted by Rule 14a-6(e)(2))
Soliciting Material Pursuant to Rule 14a-12 [ ]

                            DA CONSULTING GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

                                    N/A

      (2)  Aggregate number of securities to which transaction applies:

                                    N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      (4)  Proposed maximum aggregate value of transaction:


      (5)  Total fee paid:


[ ]   Fee paid previously with preliminary materials:

[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                            DA CONSULTING GROUP, INC.
                                SAN FELIPE PLAZA
                           5847 SAN FELIPE, SUITE 1100
                              HOUSTON, TEXAS 77057

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 20, 2002

                               ------------------


To the Shareholders of DA Consulting Group, Inc.:

         The annual meeting of shareholders of DA Consulting Group, Inc, a Texas corporation ("DACG"), will be held at 9:00 a.m., local time, on November 20, 2002, at San Felipe Plaza, 5847 San Felipe, Suite 1100, Houston, TX, 77057, for the following purposes:

1. To elect two Class A directors of DACG for a three-year term, ending at DACG's 2005 annual meeting of shareholders; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only holders of shares of DACG's common stock at the close of business on October 18, 2002 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Such shareholders may vote in person or by proxy. The stock transfer books of DACG will not be closed. The accompanying form of proxy is solicited by the board of directors of DACG.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

                                      By Order of the Board of Directors



                                      B.K. Prasad
                                      Chairman of the Board


October 9, 2002

                            DA CONSULTING GROUP, INC.
                                SAN FELIPE PLAZA
                           5847 SAN FELIPE, SUITE 1100
                              HOUSTON, TEXAS 77057


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON

                                NOVEMBER 20, 2002

                               ------------------

         This proxy statement, which is first being mailed to shareholders on or about October 19, 2002, is furnished in connection with the solicitation by the board of directors of DA Consulting Group, Inc. ("DACG") of proxies to be used at the annual meeting of shareholders of DACG, to be held at 9:00 a.m., local time, on November 20, 2002, at San Felipe Plaza, 5847 San Felipe, Suite 1100, Houston, Texas, 77057, and at any adjournments or postponements thereof.

         If proxies in the accompanying form are properly executed and returned prior to voting at the annual meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares represented thereby will be voted:

         o  in favor of the election of the nominees for director named below;
            and

         o in support of management on such other business as may properly come before the annual meeting or any adjournments thereof.

         Shareholders whose shares are held of record by a broker or other nominee are nevertheless encouraged to fill in the boxes of their choice on the proxy, as brokers and other nominees may not be permitted to vote shares with respect to certain matters for which they have not received specific instructions from the beneficial owners of the shares.

         Any proxy may be revoked by a shareholder prior to its exercise:

         o  upon written notice to the Secretary of DACG;

         o  by delivering a duly executed proxy bearing a later date; or

         o  by the vote of a shareholder cast in person at the annual meeting.

                                     VOTING

         Holders of record of DACG's common stock, $0.01 par value, on October 18, 2002, will be entitled to vote at the annual meeting or any adjournments or postponements thereof. As of that date, there were 8,418,604 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote on the election of each nominee for director and on any other matter that may properly come before the annual meeting. Shareholders are not entitled to cumulative voting in the election of directors.

         Under Texas law and the by-laws of DACG, the presence of a quorum is required for each matter to be acted upon at the annual meeting. The presence at the annual meeting in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purposes of consideration and action on the matter. Directors are elected by a plurality vote. All other actions to be taken by the shareholders at the annual meeting shall be taken by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and present in person or represented by proxy at the meeting. Votes that are withheld and abstentions will be counted in determining the presence of a quorum, but will not be counted in determining the number of votes cast in connection with any particular matter. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received specific instructions from the beneficial owners, are not voted and will therefore have no effect on the outcome of any of the matters to be voted upon at the annual meeting.

         The cost of solicitation of proxies by the board of directors will be borne by DACG. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of DACG may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. DACG will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of DACG's stock.

                              ELECTION OF DIRECTORS

         DACG's board of directors consists of six members, divided into three classes, with the directors in each class serving for staggered three-year terms and until their successors are elected and qualified. At the annual meeting, two Class A directors will be elected to serve for a term of three years, each until their successors are elected and qualified. Unless otherwise specified in the accompanying proxy, the shares of common stock voted pursuant thereto will be cast for Nigel Curlet and Gunther Fritze, each for terms expiring at the annual meeting of shareholders to be held in 2005. If, for any reason, at the time of election, either of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the board of directors. The board of directors, however, has no reason to believe that either of the nominees will be unable or unwilling to serve as a director.

         Four directors will continue to serve as directors following the annual meeting as set forth below, with two Class B directors having terms expiring at the 2003 annual meeting of shareholders and two Class C director having a term expiring at the 2004 annual meeting of shareholders.

         The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

         Class A Directors - Terms Expiring at the 2002 Annual Meeting

Nigel W.E. Curlet, age 57, has served as a director since December 1996. Since 1976, he has been employed in various capacities by Shell Chemical Company and is currently its Manager - Demand Chain Center of Excellence. Mr. Curlet's prior management roles at Shell were in its information technology, research and development, and operations and strategic planning departments. He is a member of DACG's Audit, Compensation and Stock Option Committees.

Gunther E.A. Fritze, age 66, has served as a director since December 1996. Mr. Fritze is retired. From 1962 to 1999, Mr. Fritze was employed in various capacities by Bank of Boston. Mr. Fritze's most recent position was Manager, Finance Companies. Mr. Fritze is a member of DACG's Audit, Compensation and Stock Option Committees.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO CLASS A DIRECTORS NAMED above.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

         Class B  Director - Term Expiring at the 2003 Annual Meeting

Virginia L. Pierpont, age 60, founded DACG as a sole proprietorship in 1984, incorporated the business in 1987, and opened its United Kingdom operation in 1988. Ms. Pierpont was the Chief Executive Officer of DACG from 1984 to 1993, and, since August 2001, she serves as DACG's President and Chief Executive Officer. Ms. Pierpont served as Chairman of the board of directors from December 1996 through August 1998, and from April 2000 through August 2001. She is a member of DACG's Compensation Committee.

James R. Wilkinson, age 46, is the founder of Capstone Funding Ltd., an investment company started in 1990, and of The Strategic CFO, a consulting company started in 1998 where Mr. Wilkinson devotes the majority of his time. Prior to establishing these two entities, Mr. Wilkinson served in executive-level positions in real estate and accounting firms. Mr. Wilkinson is a CPA and a graduate of Texas A&M University.


         Class C Directors for a Three Year Term Expiring at the 2004 Annual Meeting

B.K. Prasad, Ph.D., age 66, has served as a director since December 2000 and as the Chairman of the board of directors since August 2001. Dr. Prasad, a corporate strategy and management consultant, has served as President and Chief Executive Officer of Moon Macro Systems Inc since July 2002 and as a independent Corporate Strategy and Management Consultant from January 2002 until June 2002. Dr. Prasad was employed as a Director and Vice President by Comcraft Canada Limited from 1987 to December 2001, and by Comcraft Asia (Pte) Ltd from 1981 to 1987. Prior to joining Comcraft, Dr. Prasad served in various senior finance and management positions in large industrial organizations. Dr. Prasad holds an LLB, MBA, FCMA, FCA and CPA. He has been designated by Purse to serve as a member of the board of directors pursuant to the Securities Purchase Agreement between DACG and Purse, dated August 2, 2000, and approved by DACG's shareholders at a special meeting held on October 12, 2000, under which Purse has the right to designate one director for so long as Purse owns at least 25% of the common stock that it purchased under the Securities Purchase Agreement. Dr. Prasad is a member of DACG's Audit Committee.

Dennis C. Fairchild, age 53, has served as a director since November 1, 2001. He joined DACG in April 1999 as Executive Vice President and Chief Financial Officer and is primarily responsible for the finance and administrative functions of DACG. Prior to joining DACG, Mr. Fairchild provided consulting services from April 1998 to February 1999. From April 1997 to April 1998 Mr. Fairchild was Chief Financial Officer at National Water & Power. He served as Chief Financial Officer at AmeriQuest Technologies from January 1994 to April 1997 and at Southeast Frozen Foods from March 1990 to January 1994.

BACKGROUND OF EXECUTIVE OFFICERS

       Name                        Offices Held            Date of First Election         Age
       ----                        ------------            ----------------------         ---
Virginia L. Pierpont            President and Chief            August 2001 (1)            60
                                 Executive Officer

Dennis C. Fairchil            Executive Vice President           April 1999               53
                            and Chief Financial Officer

Malcolm G. Wright             Chief Operating Officer           February 2001             46

----------------
(1) Most recently, Ms. Pierpont was appointed as the President and Chief Executive Officer of DACG in August 2001. She also served as the Chief Executive Officer of DACG from 1984 through 1993.

For further information regarding Ms. Pierpont's background, see "Members of the Board of Directors Continuing in Office." For further information regarding Mr. Fairchild's background, see "Nominees for Election to the Board of Directors."

Malcolm G. Wright, age 46, joined DACG in March 2000 as Vice President of Europe and, in February 2001, was promoted to Chief Operating Officer. Prior to joining DACG, Mr. Wright was with Equifax Plc from November 1996 to January 2000, and his last position was as European & UK Divisional Director of Commercial Information Services. He also spent 17 years with Dun & Bradstreet and was Director of Multinational Development at Dun & Bradstreet Europe from December 1990 to November 1996.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         During DACG's 2001 fiscal year, which ended on December 31, the board of directors held ten meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and committees of the board of directors on which he or she served.

         During 2001, the Audit Committee, which during this period consisted of Messrs. Curlet, Fritze and Thatcher, met four times. In July 2001, Mr. Thatcher resigned as both a member of the Audit Committee and as a director of the Company, and his position on the Audit Committee was filled by James Wilkinson. Each member of the Audit Committee is considered an "independent director" under NASD's rules. The function of the Audit Committee is to:

         o review the financial reports and other financial information prepared by DACG for submission to any governmental or regulatory body or the public and monitoring the integrity of such financial reports;

         o review DACG's systems of internal controls established by management and the board of directors for finance, accounting, legal compliance and ethics;

         o review DACG's auditing, accounting and financial reporting processes generally;

         o  monitor compliance with legal regulatory requirements;

         o monitor the independence and performance of DACG's internal and independent public accountants; and

         o provide effective communication between the board of directors and DACG's internal and external auditors.

         In May 2000 the board of directors unanimously adopted a new Audit Committee Charter outlining the responsibilities and duties of the Audit Committee.

         During 2001, the Compensation Committee, which consists of Ms. Pierpont and Messrs. Curlet and Fritze, met two times. The Compensation Committee is responsible for determining compensation for the executive officers of DACG, including bonus and benefits, and for administering DACG's compensation programs, other than DACG's 1997 Stock Plan.

         During 2001, the Stock Option Committee, which consists of Messrs. Curlet and Fritze, met one time. The Stock Option Committee is responsible for the administration of DACG's 1997 Stock Option Plan.

         DACG does not have a standing Nominating Committee.

THE AUDIT COMMITTEE REPORT

         The Audit Committee reviews DACG's financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the financial statements with management.

         The Audit Committee has discussed with BDO Seidman, LLP, DACG's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and discussed with PricewaterhouseCoopers LLP its independence from DACG and its management. The Audit Committee has considered whether its independent auditors' provision of non-audit services to DACG is compatible with the auditor's independence.

         In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in DACG's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                        THE AUDIT COMMITTEE

                                        Gunther E.A. Fritze, Chair
                                        Nigel W.E. Curlet
                                        James R. Wilkinson

FEES PAID TO INDEPENDENT AUDITOR

         Set forth below are the fees for professional services rendered to DACG by BDO Seidman LLP for fiscal 2001.

          Audit Fees................................   $127,023

          Financial Information Systems and Design
          and Implementation Fees...................   $      0

          Income tax services estimated.............   $ 30,000

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The function of the Compensation Committee is to advise the board of directors regarding overall compensation policies and recommend specific compensation for DACG's officers. The Compensation Committee is responsible for providing guidance to the board of directors regarding broad compensation and stock issues. The Committee is composed of Virginia L. Pierpont, Gunther E.A. Fritze and Nigel W.E. Curlet.

         DACG applies a consistent philosophy to compensation for all employees, at all levels. This philosophy is based on the premises that the success of DACG results from the efforts of each employee and that a performance, team-orientated environment is an essential part of DACG's culture. DACG believes in the importance of rewarding employees for DACG's successes. Particular emphasis is placed on broad employee equity participation through the use of stock options and annual cash bonuses linked to overall Company results.

         The Committee utilized databases prepared by a leading consulting firm on the market and executive compensation programs for 2001. The Committee's review utilized benchmarks for comparison of executive compensation to that of other companies whose business is similar in nature to DACG's or who may compete with DACG for executive talent.

         The principal elements of DACG's executive compensation program consist of both annual compensation (primarily base salary and annual incentive cash bonuses) and long-term incentive compensation in the form of stock options. Base salary, annual cash bonuses, and option grants are determined on the basis of the overall financial performance of DACG and the performance of the individual officer.

         The Compensation Committee approved base salary levels and annual cash bonuses of DACG's senior management in 2000. Effective November 2000, the Compensation Committee approved a base salary of $390,000 for Mr. Mitchell, who served as the President and Chief Executive Officer of DACG until his resignation in August 2001. The Compensation Committee approved a base salary of $220,000 for Mr. Fairchild, effective November 2000. The Compensation Committee approved bonuses of $175,000 for Mr. Mitchell and $92,000 for Mr. Fairchild for 2000.

         At the time of Mr Mitchell's resignation Ms Pierpont assumed the responsibility of CEO and President at her present salary of $150,000 per year. Mr Wright continued as COO at a salary of $213,693.

         At the direction of the Compensation Committee, the Stock Option Committee was established to administer the 1997 Stock Option Plan. The Stock Option Committee from time to time will grant options for shares of common stock to executive officers in an effort to further align their long-term interests with those of DACG and DACG's other shareholders. During 2001, DACG granted stock options for 1,172,749 shares of common stock to officers and employees of DACG (of which 720,000 were granted to executive officers of DACG). Stock options included options for 300,000 shares of common stock with immediate vesting to key management as an incentive to retain key personnel during the financial downturn of DACG. The Compensation Committee believes that the directors', officers' and employees' existing equity ownership and stock options sufficiently link their interests to the financial success of DACG.

                                    THE COMPENSATION COMMITTEE

                                       Nigel W.E. Curlet, Chair
                                       Gunther E.A. Fritze
                                       Virginia L. Pierpont

                             EXECUTIVE COMPENSATION

CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

         The following table sets forth, with respect to services rendered during 2001, 2000, and 1999, the total compensation earned by (i) each individual who served as DACG's Chief Executive Officer during 2001, (ii) each of the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2001 and whose respective total annual salary and bonus exceeded $100,000 during 2001, and (iii) two additional individuals who would have been one of the four highest paid executive officers but for the fact that the individuals were not serving as executive officers of DACG at the end of 2001 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                   YEAR     ANNUAL COMPENSATION (1)          AWARDS
                                                   ----   ---------------------------        ------
                                                                                           SECURITIES
                                                                                           UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY($) (2)      BONUS($)      OPTIONS (#)  COMPENSATION ($) (3)
---------------------------                               -------------     ---------      -----------  --------------------
Virginia L. Pierpont (4)                           2001     $  112,500                       100,000
    President and Chief Executive Officer          2000     $  103,125             --             --               --
                                                   1999     $       --             --          1,025               --

Dennis C. Fairchild (5)                            2001     $  220,000                       270,000        $  18,275 (8)
    Executive Vice President - Finance and         2000     $  189,847     $   92,000         40,000        $  17,092
    Administration, Chief Financial Officer        1999     $  142,708     $   55,000         30,750        $  46,046


Malcolm G. Wright (6)                              2001     $  213,693                       300,000        $  23,902 (9)
     Chief Operating Officer                       2000     $  147,764     $   73,237         33,000        $  19,327
                                                   1999             --             --             --               --

John E. Mitchell (7)                               2001     $  286,702                        50,000        $  13,793 (10)
     Former President and                          2000     $  311,742     $  175,500        468,000        $  16,849
     Chief Executive Officer                       1999             --             --             --               --


(1) All figures converted to U.S. dollars based upon the exchange rate at the end of the applicable fiscal year.

(2) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(3) Amounts include compensation expense attributed to employee stock awards, employer 401(k) contributions and Company perquisites.

(4) Ms. Pierpont receives $150,000 annually, beginning May 1, 2000, under her employment agreement for her service as Chairman of the Board of Directors and later as President and Chief Executive Officer. Ms. Pierpont voluntarily deferred $37,500 of her compensation until 2002.

(5) Mr. Fairchild was elected as an Executive Vice President and the Chief Financial Officer of the Company on April 14, 1999 at a base annual salary of $175,000. His base salary increased to $220,000 effective November 1, 2000.

(6) Mr. Wright joined the Company on March 21, 2000 as Vice President of Europe at a base salary of $169,750 and was elected as the Company's Chief Operating Officer effective February 6, 2001 at a base salary of $213,693.

(7) Mr. Mitchell was elected as an executive officer of the Company in February 2000, and his employment with the Company terminated in August 2001.

(8) Represents $14,400 in car allowance and $3,875 in employer 401(k) contributions.

(9) Represents $14,246 in car allowance and $9,656 in employer 401(k) contributions.

(10) Represents $13,973 in car allowance.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

         Under the 1997 Stock Option Plan, options to purchase common stock are available for grant to directors, officers and other key employees of DACG. The following table sets forth certain information regarding options for the purchase of common stock that were awarded to the named executive officers during 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                          Number of                                                                Potential Realizable Gain
                          Securities       Percent of Total                                        at Assumed  Annual Rates
                          Underlying      Options Granted to    Exercise or                        of Stock Appreciation for
                           Options           Employees in        Base Price      Expiration               Option Terms
Name                    Granted (#) (1)    Last Fiscal Year      ($/Sh) (2)         Date               Compounded Annually
--------------------    ---------------   -------------------   ------------     ----------        -------------------------
                                                                                                     5% ($)        10% ($)
                                                                                                     ------        -------
Virginia L. Pierpont...   100,000 (3)              9%              0.30          12/11/2011          18,867         47,812

Dennis Fairchild.......   100,000 (3)              9%              0.30          12/11/2011          18,867         47,812
                          150,000 (4)             13%              0.30          12/11/2011          28,300         71,718
                           20,000 (5)              3%              0.75          03/07/2011           9,433         23,906


Malcolm G. Wright......   100,000 (3)              9%              0.30          12/11/2011          18,867         47,812
                          150,000 (4)             13%              0.30          12/11/2011          28,300         71,718
                           50,000 (6)              4%              1.00          02/01/2011          31,445         79,687


John E. Mitchell.......    50,000 (7)              4%              0.75          03/07/2011          23,854         59,765

(1) Unless otherwise, noted, all options vest in one-third installments on the second, third, and fourth anniversaries of the date of grant.

(2) The exercise price equaled the fair market value of a share of Common Stock on the date of grant as determined by the Board of Directors. The exercise price is payable in cash or by delivery of shares of Common Stock having a fair market value equal to the exercise price of the options exercised.

(3) The options vest in one-third installments beginning December 11, 2002.

(4) The options vested on issuance.

(5) The options vest in one-third installments: one-third on issuance and one-third on each anniversary.

(6) The options vest in one-third installments beginning on February 1, 2002.

(7) The option was terminated three months after Mr. Mitchell resigned from the Company.

STOCK OPTIONS EXERCISED BY NAMED EXECUTIVE OFFICERS DURING 2001 AND HELD BY NAMED EXECUTIVE OFFICERS AT DECEMBER 31, 2001

         No options granted by DACG were exercised by the named executive officers during 2001. The following table sets forth certain information regarding options for the purchase of common stock that were held by the named executive officers.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                            Shares                              Number of Securities
                         Acquired on        Value              Underlying Unexercised             Value of Unexercised In-the-
Name                     Exercise (#)     Realized($)           Options at FY-End (#)             Money Options at FY-End ($)
----                     ------------     -----------      ------------------------------        ------------------------------
                                                           Exercisable      Unexercisable        Exercisable      Unexercisable
                                                           -----------      -------------        -----------      -------------
Virginia L. Pierpont...     ---              ---               1,025           100,000               ---               ---
Dennis C. Fairchild....     ---              ---             227,417           166,667               ---               ---
Malcolm G. Wright......     ---              ---             197,667           135,333
John E. Mitchell.......     ---              ---                 ---               ---               ---               ---


(1) Based on $0.25 per share, the closing price of the Common Stock, as reported by the Nasdaq National Market, on December 31, 2001.



STOCK PERFORMANCE CHART

         The following Stock Performance Chart compares DACG's cumulative total shareholder return on its common stock with the cumulative total return of the Nasdaq Composite and Nasdaq Computer and Data Processing Indices, quarterly, for the period from April 24, 1998 (the date the common stock commenced trading on The Nasdaq National Market) through December 31, 2000 (the date DACG's 2000 fiscal year ended). The comparison assumes $100 was invested on April 24, 1998 in common stock and in each of the foregoing indices and assumes reinvestment of dividends.

(Performance graph appears here.)

                            TOTAL STOCKHOLDER RETURN

                                            DA CONSULTING            NASDAQ            NASDAQ COMPUTER
             QUARTER ENDING                  GROUP, INC.          US COMPOSITE        & DATA PROCESSING
             --------------                  -----------          ------------        -----------------
        April 24, 1998 (Base Period)            100                    100                   100
        June 30, 1998                            78                    101                   109
        September 30, 1998                       83                     91                   102
        December 31, 1998                       119                    119                   133
        March 30, 1999                           54                    133                   160
        June 30, 1999                            33                    145                   167
        September 30, 1999                       26                    149                   174
        December 31, 1999                        19                    220                   292
        March 30, 2000                           14                    247                   288
        June 30, 2000                            11                    215                   235

        September 30, 2000                       10                    198                   218
        December 31, 2000                         4                    132                   135
        March 30, 2001                            7                     99                    99
        June 30, 2001                             8                    116                   129
        September 30, 2001                        2                     81                    79
        December 31, 2002                         1                    105                   109


COMPENSATION OF DIRECTORS

         During 2001, each director who was not also an employee of DACG earned an annual retainer of $12,500 which is paid on a quarterly basis and awarded each such director an option to purchase 33,333 shares of common stock pursuant to DACG's 1997 Stock Option Plan, being that number of options determined by dividing $10,000 by the fair market value of a share of common stock on December 11, 2001 the date of DACG's 2001 annual meeting. During 2002, DACG will pay each director, who is not also an employee of DACG, a $12,500 annual retainer and will award (as of and on the date of DACG's annual meeting) pursuant to the 1997 Stock Option Plan, each such director that number of options to purchase common stock determined by dividing $10,000 by the fair market value of a share of common stock on the date of the annual meeting. DACG also reimburses directors for travel expenses incurred on behalf of DACG. The third and fourth quarter 2001 directors' fees were paid in 2002.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         DACG entered into an employment agreement with Ms. Pierpont, effective April 4, 2000. Pursuant to her employment agreement, Ms. Pierpont received $150,000 per year and reimbursement for her expenses incurred on behalf of DACG in her capacity as the Chairman of the board of directors. Ms. Pierpont's salary could be increased by the board of directors upon its annual review at the beginning of each calendar year. Ms. Pierpont served at the discretion of the board of directors, and, if terminated by the board of directors, she was entitled to receive her salary for 90 days after she received notice of termination. If Ms. Pierpont were terminated within 180 days of a change of control of DACG, she was entitled to receive her salary for 180 days after she received notice of termination. Ms. Pierpont's employment agreement contained a non-compete covenant that was in effect during the term of her employment and for 18 months following her termination. Ms. Pierpont was appointed as President and Chief Executive Officer of DACG in and resigned as Chairman of the board of directors in August 2001. By oral agreement, Ms. Pierpont serves as the President and Chief Executive Officer of DACG, and has such responsibilities and authority consistent such position as may from time to time be reasonably assigned by the board of directors, for the same salary and according to the same terms and conditions as provided in her employment agreement described above.

         DACG entered into an employment agreement with Mr. Wright, DACG's Chief Operating Officer, dated February 6, 2001. Pursuant to his employment agreement, Mr. Wright was entitled to receive an initial base salary of Pound Sterling150,000 per year or such other rate as is shown on his pay slip, subject to annual review, and DACG is obligated to match his contributions to his personal pension up to five percent of his total pay. The annualized salary of Mr. Wright for 2001 was $213,693. Each of DACG and Mr. Wright may terminate the employment contract on six months prior notice in writing. Mr. Wright's employment agreement contains a non-compete covenant that is in effect during the term of his employment and for six months following his termination.

         Prior to his appointment as Chief Operating Officer of DACG, Mr. Wright entered into a change in control separation agreement with DACG, effective
April 10, 2000, the initial term of which is two years. DACG may, in its sole discretion, extend, terminate or modify the agreement within 60 days following its expiration and, if it takes no action within 60 days after expiration of the term, the agreement is automatically extended for an additional two years. Also, the agreement remains in force for two years after any change in control of the company, as defined in the agreement. Under the agreement, if Mr. Wright is involuntarily terminated within two years after a change in control of DACG, he is entitled to
(i) Pound Sterling117,000 as a lump sum in cash, (ii) a lump sum in cash equal to the cost of his benefits for two years, (iii) out-placement services in connection with finding new employment and (iv) the right to immediately exercise all outstanding stock options granted to him by DACG.

         DACG entered into a change in control separation agreement with Mr. Fairchild, DACG's Chief Financial Officer, effective September 30, 1999, the initial term of which is two years. DACG may, in its sole discretion, extend, terminate or modify the agreement within 60 days following its expiration and, if it takes no action within 60 days after expiration of the term, the agreement is automatically extended for an additional two years. Also, the agreement remains in force for two years after any change in control of DACG, as defined in the agreement. Under the agreement, if Mr. Fairchild is involuntarily terminated within two years after a change in control of DACG, he is entitled to
(i) $243,250 as a lump sum in cash, (ii) a lump sum in cash equal to the cost of his benefits for two years, (iii) out-placement services in connection with finding new employment and (iv) the right to immediately exercise all outstanding stock options granted to him by DACG.

         DACG entered into an employment agreement with Mr. Mitchell, DACG's former President and Chief Executive Officer, effective April 4, 2000. Pursuant to his employment agreement, Mr. Mitchell received an initial base salary of Pound Sterling195,000 per year which could be increased by the Board upon its annual review at the beginning of each calendar year. For 2001, the board of directors increased Mr. Mitchell's salary to an annual amount of $390,000. Mr. Mitchell received customary benefits, including medical, dental, disability and life insurance and other employee benefit plans available to employees at his level. Further, he was eligible for an annual performance bonus, as determined by DACG. Mr. Mitchell could be terminated without cause, as defined in the employment agreement, upon 90 days written notice. If so terminated, he was entitled to receive his salary and benefits for 18 months after termination, including any bonus paid or payable for the calendar year before his termination, and all of his outstanding stock options became fully vested and exercisable. If Mr. Mitchell voluntarily terminated his employment agreement on 30 days prior written notice with good reason, as defined in the agreement, then he was entitled to receive his salary and benefits for 12 months, including any bonus paid or payable for the previous calendar year, and all of his stock options became fully vested and exercisable. If Mr. Mitchell terminated his employment agreement on one year's prior written notice, he was eligible to receive his salary and benefits for 12 months after the termination was effective, including any bonus paid or payable for the calendar year before the termination. Mr. Mitchell's employment agreement contained a non-compete covenant that was in effect during the term of his employment and for 18 months after his termination, unless termination were by DACG without cause or by Mr. Mitchell for good reason. DACG also entered into a change in control separation agreement with Mr. Mitchell, effective April 4, 2000, the initial term of which was two years. The agreement remained in force for two years after any change in control of DACG, as defined in the agreement. Under the agreement, if Mr. Mitchell were involuntarily terminated within two years after a change in control of DACG, he was entitled to (i) Pound Sterling195,000 as a lump sum in cash, (ii) a lump sum in cash equal to the cost of his benefits for two years,
(iii) out-placement services in connection with finding new employment and (iv) the right to immediately exercise all outstanding stock options granted to him by DACG.

         The foregoing agreements with Mr. Mitchell were terminated when he resigned his position as President and Chief Executive Officer effective August 9, 2001, and he received payment of his salary through August 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Ms. Pierpont served as a member of DACG's Compensation Committee in 2001 and also served as the Chairman of the board of directors from April 2000 through August 2001 for which she received a salary of $150,000 annually and reimbursement for her expenses incurred on behalf of DACG. Following her appointment as President and Chief Executive Officer in August 2001 and subsequent resignation as Chairman of the board of directors in August 2001, Ms. Pierpont continued to receive $150,000 annually for her services as President and Chief Executive Officer of DACG.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of October 1, 2002, with respect to the beneficial ownership of shares of common stock of DACG by each person who is known to DACG to be the beneficial owner of more than five percent of the outstanding common stock, each director or nominee for director, each of the named executive officers, and all directors and executive officers as a group.




                                                    Amount and Nature of    Percent of Voting
Name and Address of Beneficial Owner              Beneficial Ownership (1)        Power
------------------------------------              ------------------------  -----------------
EXECUTIVE OFFICERS AND DIRECTORS (2)
Virginia L. Pierpont (3)........................            619,868                 7.4%
Dennis C. Fairchild (4).........................            236,917                 2.7%
Malcolm G. Wright (5)...........................            197,667                 2.3%
Nigel W.E. Curlet (6)...........................             64,871                 0.8%
Gunther E.A. Fritze (7).........................             81,191                 1.0%
B.K. Prasad (8).................................             33,333                 0.4%
James R. Wilkinson..............................             15,000                 ---
John E. Mitchell (9)............................             28,700                 0.3%
OTHER SHAREHOLDERS
Worcester Discretionary Trust  (10).............            631,092                 7.5%
Woodbourne Discretionary Trust  (10)............            629,034                 7.5%
Dimensional Fund Advisors, Inc. (11)............            480,000                 5.7%
John Andrew Cowan (12)..........................          1,260,126                15.0%
Roger Geoffrey Barrs (12).......................          1,260,126                15.0%
Purse Holding Limited (13)......................          5,000,000                43.8%
All directors and executive officers as a group
    (8 persons) (14)............................          1,248,847                13.7%


* Less than 1%

(1) Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of November 20, 2002 have been exercised. Options that are not exercisable within 60 days of November 20, 2002 have been excluded. Unless otherwise, noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Unless indicated otherwise, the address of each of these people is: c/o DA Consulting Group, Inc., 5847 San Felipe, Suite 1100, Houston, Texas 77057.

(3) Includes (i) 370,000 shares owned by Ms. Pierpont's spouse, Nicholas Marriner, the former President and Chief Executive Officer of the Company and Chairman of the Board of Directors, (ii) 8,400 shares held by Ms. Pierpont as custodian for three minors, and (iii) 1,025 shares that may be acquired upon exercise of stock options. Ms. Pierpont disclaims beneficial ownership of the shares owned by her spouse and held as custodian for three minors.

 (4) Includes 227,417 shares that may be acquired upon exercise of stock options.

(5) Includes 197,667 shares that may be acquired upon exercise of stock options.

(6) Represents (i) 11,130 shares owned by Mr. Curlet's spouse, (ii) 1,450 shares owned by Mr. Curlet's son, and (iii) 52,291 shares that may be acquired upon the exercise of stock options.

(7) Includes 52,291 shares that may be acquired upon exercise of stock options.

(8) Includes 33,333 shares that may be acquired upon exercise of stock options.

(9) Mr. Mitchell is a former Director and executive officer.

(10) Messrs. John Andrew Cowan and Roger Geoffrey Barrs are the co-trustees of the trust. The trustees have the power to appoint all or any part of the capital and income of the trust to one or more of the beneficiaries described in the trust deed and in such names and proportions and at such time as such trustees shall in their discretion determine. The address of this stockholder is: Victory House, 7th Floor, Prospect Hill, Douglas, Isle of Man, British Isle, IM1 1EQ.

(11) Information with respect to the ownership of this stockholder was obtained from Schedule 13G filed February 2, 2001 with the Securities and Exchange Commission. The address of this stockholder is: 1299 Ocean Avenue, Eleventh Floor, Santa Monica, CA 90401.

(12) Represents (i) 631,092 shares held by such stockholder as a co-trustee of the Worcester Discretionary Trust and (ii) 629,034 shares held by such stockholder as co-trustee of the Woodbourne Discretionary Trust. Such stockholder disclaims beneficial ownership of the shares held by the trusts. The address of this stockholder is: Victory House, 7th Floor, Prospect Hill, Douglas, Isle of Man, British Isle, IM1 1EQ.

(13) Includes 3,000,000 shares that may be acquired by Purse Holding Limited ("Purse") upon exercise of a warrant, exercisable until October 16, 2003. Purse is a British Virgin Islands limited company. Chandaria Charitable Foundation 1982 No. 5 ("Foundation") is the sole shareholder of Purse. R&H Trust Co. (Bermuda) Limited ("Trust") is the Trustee of Foundation. John David Boden and Paul Barrington Hubbard are the joint owners of Trust. Mr. Boden is also the President and a Director of Trust. Mr. Hubbard is also the Vice-President and a Director of Trust and the settlor of Foundation. Purse, Foundation, Trust, and Messrs. Boden and Hubbard have the shared power to vote or to direct the vote of or to dispose or direct the disposition of the shares of Common Stock. Foundation, Trust, and Messrs. Boden and Hubbard disclaim beneficial ownership of the 5,000,000 shares of Common Stock. The address of Purse is:
Altstetterstrasse 126, P.O. Box 1705, CH-8048, Zurich, Switzerland. The address of Foundation, Trust and Messrs. Boden and Hubbard is: Corner House, 20 Parliament Street, Hamilton HM 12, Bermuda. Information with respect to these stockholders was obtained from Schedule 13D filed March 16, 2001 with the Securities and Exchange Commission.

(14) Includes an aggregate of 662,690 shares that may be exercised upon exercise of stock options.

SALE OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

         On October 16, 2000, DACG consummated the sale to Purse Holding Limited, a British Virgin Islands limited company ("Purse"), of two million shares of common stock for $4.8 million and warrants to purchase up to three million shares of common stock. The sale was effected pursuant to a Securities Purchase Agreement, dated August 2, 2000, between DACG and Purse. The agreement was approved by DACG's shareholders at a special meeting held on October 12, 2000. DACG credited a $2 million loan received from Purse on August 3, 2000 toward the $4.8 million purchase price of the two million shares of common stock. Purse paid the purchase price from internally generated funds.

         In accordance with the terms of the agreement, DACG issued (i) two million shares of common stock at a price of $2.40 per share and (ii) two warrants, the first to purchase two million shares of common stock, exercisable until October 16, 2003, at the greater of $3.00 per share or 85% of the market price per share of common stock at the time of exercise, and the second to purchase one million shares of common stock, exercisable for the period of time after January 1, 2002, and until October 16, 2003, at $3.00 per share.

         Prior to the consummation of the agreement, no single shareholder of DACG beneficially owned more than 11% of the outstanding shares of common stock. As a result of its purchase of the two million shares of common stock, Purse owns approximately 24% of DACG's outstanding shares and is its largest single shareholder. If Purse purchases all three million shares provided for in the warrants, it would own approximately 44% of the outstanding shares, assuming DACG issues no additional equity and the antidilution provisions of the warrants are not triggered.

         The agreement requires DACG to register for resale under the Securities Act of 1933 with the Securities Exchange Commission ("SEC"), on or prior to October 16, 2001, the shares of common stock purchased by Purse and any shares of common stock purchased upon exercise of either of the warrants. DACG has requested a waiver from Purse regarding the timing for registering such common stock.

         Further, for so long as Purse owns at least 25% of the common stock that it has purchased, Purse is entitled under the agreement to designate one director on the board of directors. Dr. Prasad has been designated by Purse to serve on the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires DACG's directors and executive officers, and persons who own more than ten percent of a registered class of DACG's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of DACG. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish DACG with copies of all Section 16(a) forms they file.

         To DACG's knowledge, based solely on review of the copies of such reports furnished to DACG and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to DACG's officers, directors and greater than ten-percent beneficial owners were complied with except directors Pierpont, Fritze, Fairchild and Prasad and Malcolm Wright, an executive officer, who were each late in filing a Form 5 to report the receipt of stock options.

                              INDEPENDENT AUDITORS

         The board of directors has selected BDO Seidman, LLP, independent public accountants, to audit the consolidated financial statements of DACG for the fiscal year ending December 31, 2002. BDO Seidman, LLP is not expected to have a representative present at the annual meeting.

                                 OTHER BUSINESS

         Management knows of no other matters that will be presented at the annual meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              SHAREHOLDER PROPOSALS

         Shareholders interested in submitting a proposal for inclusion in the proxy materials for DACG's 2003 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by DACG at its principal executive offices, San Felipe Plaza, 5847 San Felipe, Suite 1100, Houston, Texas, 77057, within a reasonable time before DACG begins to print and mail its proxy materials for its 2003 annual meeting of shareholders. The 2003 annual meeting of shareholders is presently scheduled to take place in November 2003. Further, in the event a shareholder submits a proposal outside the process of Rule 14a-8, intended to be presented to a vote at the 2003 annual meeting of shareholders, and DACG receives notice of the proposal a reasonable time before it mails the proxy materials for its 2003 annual meeting of shareholders, then so long as DACG includes in its proxy statement for such annual meeting advice on the nature of the proposal and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

                                  ANNUAL REPORT

         A copy of DACG's annual report on Form 10-K as filed with the SEC for the year ended December 31, 2001 is being mailed together with this proxy statement to all shareholders entitled to notice of and to vote at the annual meeting.

         DACG WILL PROVIDE TO EACH PERSON SOLICITED, COPIES OF ANY EXHIBITS IN ITS ANNUAL REPORT, BUT MAY CHARGE A REASONABLE COPYING CHARGE. SHAREHOLDERS SHOULD ADDRESS REQUESTS FOR COPIES OF ANY OF THE EXHIBITS TO: CHIEF FINANCIAL OFFICER, DA CONSULTING GROUP, INC., SAN FELIPE PLAZA, 5847 SAN FELIPE, SUITE 1100, HOUSTON, TEXAS 77057.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS
                           DA CONSULTING GROUP, INC.

                               NOVEMBER 20, 2002

                Please Detach and Mail in the Envelope Provided

[X] Please mark your
    votes as in this
    example.

1. ELECTION OF DIRECTORS.

   VOTE FOR all (except as marked to the contrary below)
   [ ]

   WITHHOLD AUTHORITY to vote for all
   [ ]

   NOMINEES: Nigel W. E. Curlet
             Gunther E. A. Frize

   each as a director of DACG to serve for a three-year term expiring at the annual meeting to be held in 2005.

     THE PROXY, WHEN PROPERLY DATED AND EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


    Signature of Shareholder __________________________________

    Signature of Shareholder __________________________________

    Date ___________, 2002

     NOTE: Please sign this proxy exactly as your name appears on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by a duty authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such person should sign.

                           DA CONSULTING GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FROM HOLDERS OF COMMON STOCK

     The undersigned, revoking all previous proxies, hereby appoints Virginia L. Pierpont and Dennis C. Fairchild, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock, par value $0.01 per share, of DA Consulting Group, Inc. which the undersigned would be entitled to vote at the annual meeting of the shareholders of DACG to be held on November 20, 2002, and at any adjournment or postponement thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned hereby acknowledges receipt of the notice of annual meeting and proxy statement.

                          (continued on reverse side)